Dated February 26, 2019
Free Writing Prospectus Filed Pursuant to Rule 433
Supplementing Prospectus dated October 27, 2017,
Prospectus Supplement dated October 27, 2017 and
Preliminary Pricing Supplement No. 2 dated February 26, 2019
Registration Statement No. 333-221172

€1,000,000,000

Colgate-Palmolive Company
Medium-Term Notes – Series H
€500,000,000 0.500% Fixed Rate Notes due 2026

€500,000,000 1.375% Fixed Rate Notes due 2034

Final Term Sheet

Issuer:	Colgate-Palmolive Company

Anticipated Ratings: (Moody’s/S&P)*	Aa3/AA- (all stable)

Trade Date:	February 26, 2019

Settlement Date:	March 6, 2019 (T+6)**

Joint Book-Running Managers:	Barclays Bank PLC HSBC Bank plc J.P. Morgan Securities plc Merrill Lynch International

Co-Managers:	ANZ Securities, Inc.
Banco Bilbao Vizcaya Argentaria, S.A.
BNP Paribas
BNY Mellon Capital Markets, LLC
Citigroup Global Markets Limited
Goldman Sachs & Co. LLC
ICBC Standard Bank Plc
Mizuho International plc
Morgan Stanley & Co. International plc
Santander Investment Securities Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
The Williams Capital Group, L.P.

London Paying Agent:	The Bank of New York Mellon, London Branch

Stabilization:	Stabilization/FCA

Title:	0.500% Fixed Rate Notes due 2026	1.375% Fixed Rate Notes due 2034

Security Description:	SEC-Registered 7-year 0.500% Fixed Rate Notes	SEC-Registered 15-year 1.375% Fixed Rate Notes

Principal Amount:	€500,000,000	€500,000,000

Currency of Payment:	Euro	Euro

Maturity Date:	March 6, 2026	March 6, 2034

Interest Payment Dates:	Payable annually in arrears on March 6 of each year, commencing March 6, 2020	Payable annually in arrears on March 6 of each year, commencing March 6, 2020

Day Count Convention:	ACTUAL/ACTUAL (ICMA)	ACTUAL/ACTUAL (ICMA)

Interest Rate:	0.500% per annum	1.375% per annum

Pricing Benchmark:	7-year EUR mid-swap	15-year EUR mid-swap

Pricing Benchmark Yield:	0.335%	0.999%

Re-offer Spread vs. Pricing Benchmark:	MS + 25 bps	MS + 42 bps

Re-offer Yield (annual):	0.585%	1.419%

Government Benchmark:	DBR 0.500% due February 15, 2026	DBR 0.250% due February 15, 2029

Government Benchmark Price and Yield:	104.85; -0.191%	101.35; 0.114%

Re-offer Spread vs. Government Benchmark:	B + 77.6 bps	B + 130.5 bps

Price to Public:	99.419% plus accrued interest, if any, from March 6, 2019	99.409% plus accrued interest, if any, from March 6, 2019

Gross Proceeds:	€497,095,000	€497,045,000

Optional Redemption:	At any time prior to January 6, 2026 (the date that is two months prior to the maturity date of the 2026 Notes) at a discount rate of Comparable Government Bond Rate plus 15 basis points, plus accrued and unpaid interest to the redemption date

At any time on or after January 6, 2026 (the date that is two months prior to the maturity date of the 2026 Notes) at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date	At any time prior to December 6, 2033 (the date that is three months prior to the maturity date of the 2034 Notes) at a discount rate of Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest to the redemption date

At any time on or after December 6, 2033 (the date that is three months prior to the maturity date of the 2034 Notes) at a redemption price equal to 100% of the principal amount of the 2034 Notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date

Payment of Additional Amounts:	Yes, subject to the customary exceptions described in the preliminary pricing supplement dated February 26, 2019 (the “Preliminary Pricing Supplement”).	Yes, subject to the customary exceptions described in the preliminary pricing supplement dated February 26, 2019 (the “Preliminary Pricing Supplement”).

Redemption for Tax Reasons:	Yes, as described in the Preliminary Pricing Supplement.	Yes, as described in the Preliminary Pricing Supplement.

Listing:	The Issuer intends to apply to list the 2026 Notes on the New York Stock Exchange.	The Issuer intends to apply to list the 2034 Notes on the New York Stock Exchange.
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Minimum Denominations:	€100,000 and integral multiples of €1,000 in excess thereof	€100,000 and integral multiples of €1,000 in excess thereof

CUSIP/ISIN/Common Code:	194162AG8 / XS1958646082 / 195864608	194162AH6 / XS1958648294 / 195864829

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day prior to the settlement date will be required, because the Notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade the Notes prior to the second business day prior to the settlement date, you should consult your own advisors.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at +1-888-603-5847, HSBC Bank plc toll-free at +1-866-811-8049, J.P. Morgan Securities plc collect at +44-207-134-2468, or Merrill Lynch International toll-free at +44 (0)20 7995 3966.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA.

In the United Kingdom, this final term sheet is for distribution only to persons who (i) have professional experience in matters relating to investments and qualifying as investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).  In the United Kingdom, this final term sheet is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available in the United Kingdom only to relevant persons and will be engaged in only with relevant persons.

This final term sheet is only addressed to, and is directed at, persons and legal entities in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of Directive 2003/71/EC (as amended or superseded, the “Prospectus Directive”).  The securities described in this final term sheet are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU  (as amended, “MiFID II”) or (ii) a customer within

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the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities described in this final term sheet or otherwise making them available to retail investors in the European Economic Area has been prepared and therefore offering or selling such securities or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the PRIIPS Regulation.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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